Exhibit 99.1

FOR IMMEDIATE RELEASE Date Submitted: April 20, 2006 NASDAQ Symbol: FBMI	Contact:	NEWS RELEASE Samuel G. Stone Executive Vice President and Chief Financial Officer (989) 466-7325

FIRSTBANK CORPORATION ANNOUNCES
FIRST QUARTER 2006 RESULTS

Highlights Include:

•	Earnings per share (diluted) of $0.38 for the first quarter of 2006, up 2.7% from $0.37 in the first quarter of 2005, despite pressure on net interest margin
•	Net income for the first quarter of 2006 up 13.4% from the first quarter of 2005, with the help of earnings from Keystone Community Bank
•	Improvement in asset quality measures
•	Keystone Community Bank opens new branch in Kalamazoo
•	Capital remains strong, and issuance of trust preferred maintains ability to seek good investment opportunities and continue share repurchase
•	Assets exceed $1 Billion

Alma, Michigan (FBMI) — Thomas R. Sullivan, President and Chief Executive Officer of Firstbank Corporation, announced earnings per share of $0.38 for the first quarter of 2006, compared to $0.37 for the first quarter of 2005, an increase of 2.7%. Net income, aided by the inclusion of Keystone Community Bank earnings, was $2,424,000 for the quarter ended March 31, 2006, up 13.4% from the $2,137,000 for the quarter ended March 31, 2005. As required by SFAS 123R, Firstbank Corporation began expensing stock options as a reduction of net income rather than as a footnote item as disclosed in prior periods. This accounting change reduced earnings per share in the first quarter of 2006 by $0.006. Returns on average assets and average equity for the first quarter of 2006 were 0.96% and 10.8%, respectively, compared with 1.09% and 11.8%, respectively, in the first quarter of 2005. The most significant constraint on earnings growth and profitability improvement came from pressure on the net interest margin as discussed below. All per share amounts are fully diluted amounts and have been adjusted to reflect the 5% stock dividend paid in December of 2005.

Total assets at March 31, 2006, exceeded $1 billion. Total portfolio loans were 1.3% above the level at December 31, 2005, showing an annualized growth rate of 5.2%. The addition of Keystone Community Bank through the acquisition of Keystone Financial Corporation, completed on October 1, 2005, affects comparisons to the year-ago first quarter. Total portfolio loans increased 32%, and total assets increased 30% over the year-ago period. Total deposits as of March 31, 2006, were $797 million, compared to $811 million at year-end 2005. Excluding wholesale CDs, core deposits increased. Total deposits were 29% over the level at March 31, 2005.

Firstbank’s net interest margin, at 4.19% in the first quarter of 2006, decreased 0.15% from the 4.34% level achieved in the fourth quarter of 2005, and was 0.22% below the year-ago first quarter. Approximately six basis points of the decline from the year-ago first quarter were related to the cost of funding the cash portion of the purchase consideration for Keystone, as expected. The major factors squeezing the net interest margin in the first quarter of 2006 include competitive pressures to increase rates on core deposits and shifting preference among borrowers for more fixed rate loans where spreads are narrow due to competition and the flat yield curve.

Mr. Sullivan stated, “The flattening of the yield curve over the past two years resulted in long-term rates moving up by a relatively small amount while short-term rates, like Fed funds and prime, have steadily increased by much greater amounts. Rates paid on deposits tend to be pushed, with a lag, by short-term rates. In the first quarter of 2006, we experienced more of this accumulated pressure on deposit rates while at the same time seeing overall earning asset yields become less responsive to rising rates as borrowing preferences shifted to longer-term instruments. At the same time, long-term rates have moved up enough to take away most mortgage refinance opportunities, dramatically slowing that business. We believe we are not alone in the industry in experiencing this flattening yield curve phenomenon. While coping with this earnings pressure, we are pleased to see growth at over a 5% annual rate in our loan portfolio, and we continue to contain increases in expenses to reasonable levels while implementing technology and training improvements. Although most of the economic headlines in Michigan focus on negative stories, we find mixed conditions in most of our markets with positives and negatives. Our newest affiliate bank, Keystone Community Bank, recently opened its fifth office and is planning its sixth office, as it continues to pursue growth opportunities in Kalamazoo and southwest Michigan.”

Non-interest income in the first quarter of 2006 declined 2.9% from the fourth quarter of 2005, but was 3.2% above the first quarter of 2005. Gain on sale of mortgage loans again showed the weakness in this segment of the industry and was 31.5% below the level in the fourth quarter of 2005 and 45.5% below the level in the first quarter of 2005. Total non-interest expense in the first quarter of 2006 increased 2.1% from the fourth quarter of 2005 and, primarily as a result of adding Keystone Community Bank, was 18% above the year-ago first quarter.

Shareholders’ equity increased 1.1% in the first quarter of 2006, and was 29.1% above the level at March 31, 2005, primarily due to the acquisition of Keystone. Firstbank Corporation repurchased 24,500 shares in the first quarter of 2006, and board authorization remains in place for the additional repurchase of up to approximately $5 million in market value of shares. The ratio of average equity to average assets stood at 8.9% in the first quarter of 2006, the same as in the fourth quarter of 2005 and nearly the same level as the 9.2% in the first quarter of 2005, indicating that a strong level of equity capital has been maintained subsequent to the addition of Keystone. Firstbank’s issuance of $10 million trust preferred securities in January of 2006, as previously announced, has increased regulatory capital ratios and helps sustain the ability to seek good investment opportunities and continue share repurchase.

After showing some deterioration in the fourth quarter of 2005 from their historically strong levels, Firstbank’s asset quality measures improved in the first quarter of 2006. Net charge-offs of $182,000 in the first quarter of 2006 were substantially lower than the $618,000 in the fourth quarter of 2005 and the $461,000 in the first quarter of 2005. Annualized as a percentage of average loans, net charge-offs were 0.08% in the first quarter of 2006. The ratio of non-performing loans (including loans past due over 90 days) to loans was 0.72% at March 31, 2006, improved from 0.82% at December 31, 2005. One $3 million credit continues to represent a significant portion (nearly half at March 31, 2006) of the non-performing total.

Firstbank Corporation, headquartered in Alma, Michigan, is a six bank financial services company with assets of $1.1 billion and 40 banking offices serving Michigan’s Lower Peninsula. Bank subsidiaries include: Firstbank – Alma; Firstbank (Mt. Pleasant); Firstbank – West Branch; Firstbank – Lakeview; Firstbank – St. Johns; and Keystone Community Bank.

This press release contains certain forward-looking statements that involve risks and uncertainties. When used in this press release the words “anticipate,” “believe,” “expect,” “hopeful,” “potential,” “should,” and similar expressions identify forward-looking statements. Forward-looking statements include, but are not limited to, statements concerning future business growth, increases in interest rates and positioning of balance sheets to benefit net interest margins and earnings. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, economic, competitive, governmental and technological factors affecting the Company’s operations, markets, products, services, interest rates and fees for services. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

FIRSTBANK CORPORATION
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
UNAUDITED

	Mar 31 2006	Dec 31 2005	Mar 31 2005

ASSETS
Cash and cash equivalents:
Cash and due from banks	$ 26,382	$ 36,037	$ 21,930
Short term investments	8,383	17,295	1,849

Total cash and cash equivalents	34,765	53,332	23,779
Securities available for sale	75,526	73,811	77,855
Federal Home Loan Bank stock	6,506	6,309	5,412
Loans:
Loans held for sale	1,167	293	1,786
Portfolio loans:
Commercial	188,516	183,473	107,211
Commercial real estate	300,858	302,471	235,040
Residential mortgage	275,190	272,402	240,281
Real estate construction	65,768	61,067	37,877
Consumer	55,454	57,404	52,708
Credit card	3,926	1,807	1,785

Total portfolio loans	889,712	878,624	674,902
Less allowance for loan losses	(11,562)	(11,559)	(10,128)

Net portfolio loans	878,150	867,065	664,774
Premises and equipment, net	19,468	19,477	17,323
Goodwill	19,888	19,888	4,465
Other intangibles	3,542	3,710	2,296
Other assets	17,803	17,233	16,486

TOTAL ASSETS	$ 1,056,815	$ 1,061,118	$ 814,176

LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
Deposits:
Noninterest bearing accounts	123,145	130,556	99,424
Interest bearing accounts:
Demand	175,866	187,398	173,542
Savings	132,491	133,705	115,234
Time	300,673	275,652	207,854
Wholesale CD's	65,077	83,794	22,571

Total deposits	797,252	811,105	618,625
Securities sold under agreements to
repurchase and overnight borrowings	39,006	43,311	31,855
FHLB Advances and notes payable	91,838	90,634	68,899
Subordinated Debt	20,620	10,310	10,310
Accrued interest and other liabilities	13,528	12,181	11,214

Total liabilities	962,244	967,541	740,903
SHAREHOLDERS' EQUITY
Preferred stock; no par value, 300,000
shares authorized, none issued
Common stock; 20,000,000 shares authorized	87,711	87,634	64,533
Retained earnings	7,239	6,198	8,835
Accumulated other comprehensive income/(loss)	(379)	(255)	(95)

Total shareholders' equity	94,571	93,577	73,273

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ 1,056,815	$ 1,061,118	$ 814,176

Common stock shares issued and outstanding	6,281,550	6,278,035	5,593,000
Principal Balance of Loans Serviced for Others ($mil)	$ 471.8	$ 473.3	$ 473.9
Asset Quality Ratios:
Non-Performing Loans / Loans^	0.72%	0.82%	0.23%
Non-Perf. Loans + OREO / Loans^ + OREO	0.86%	0.94%	0.36%
Non-Performing Assets / Total Assets	0.72%	0.78%	0.30%
Allowance for Loan Loss as a % of Loans^	1.30%	1.32%	1.50%
Allowance / Non-Performing Loans	180%	160%	645%
Quarterly Average Balances:
Total Portfolio Loans^	$ 883,598	$ 868,701	$ 670,240
Total Earning Assets	974,534	957,246	755,795
Total Shareholders' Equity	93,772	92,547	74,881
Total Assets	1,054,024	1,037,354	812,067
Diluted Shares Outstanding	6,313,741	6,286,277	5,708,544

^ Total Loans less loans held for sale

FIRSTBANK CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands except per share data)
UNAUDITED

	Three Months Ended:

	Mar 31 2006	Dec 31 2005	Mar 31 2005

Interest income:
Interest and fees on loans	$15,843	$15,631	$10,847
Investment securities
Taxable	513	501	458
Exempt from federal income tax	248	244	248
Short term investments	111	88	34

Total interest income	16,715	16,464	11,587
Interest expense:
Deposits	4,944	4,536	2,243
Notes payable and other borrowing	1,830	1,670	1,196

Total interest expense	6,774	6,206	3,439
Net interest income	9,941	10,258	8,148
Provision for loan losses	185	141	8

Net interest income after provision for loan losses	9,756	10,117	8,140
Noninterest income:
Gain on sale of mortgage loans	248	362	455
Service charges on deposit accounts	922	856	720
Gain on sale of securities	6	0	12
Mortgage servicing	84	79	48
Other	1,023	1,055	978

Total noninterest income	2,283	2,352	2,213
Noninterest expense:
Salaries and employee benefits	4,558	4,481	3,887
Occupancy and equipment	1,272	1,244	1,016
Amortization of intangibles	168	168	76
FDIC insurance premium	28	22	21
Other	2,465	2,405	2,216

Total noninterest expense	8,491	8,320	7,216
Income before federal income taxes	3,548	4,149	3,137
Federal income taxes	1,124	1,281	1,000

Net Income	$ 2,424	$ 2,868	$ 2,137

Fully Tax Equivalent Net Interest Income	$10,075	$10,427	$ 8,292
Per Share Data:
Basic Earnings	$ 0.39	$ 0.46	$ 0.38
Diluted Earnings	$ 0.38	$ 0.46	$ 0.37
Dividends Paid	$ 0.21	$ 0.21	$ 0.20
Performance Ratios:
Return on Average Assets*	0.96%	1.09%	1.09%
Return on Average Equity*	10.8%	12.2%	11.8%
Net Interest Margin (FTE) *	4.19%	4.34%	4.41%
Book Value Per Share+	$ 15.05	$ 14.91	$ 13.10
Average Equity/Average Assets	8.9%	8.9%	9.2%
Net Charge-offs	182	618	461
Net Charge-offs as a % of Average Loans^*	0.08%	0.28%	0.28%

* Annualized
+ Period End
^ Total loans less loans held for sale